EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164673, 333-157095, 333-149027, 333-120886, 333-132411 and 333-140563 on Form S-8 of our reports dated February 12, 2010, relating to the consolidated financial statements of Monolithic Power Systems, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monolithic Power Systems, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

San Jose, California

February 12, 2010